Exhibit 99.1

Agrify Announces Record Second Quarter 2021 Financial Results

Revenue grew 203% year-over-year and 69% sequentially to $11.8 million in Q2 2021

New bookings were $30.7 million, bringing total backlog up to record $101.1 million

BILLERICA, Mass., August 12, 2021 - Agrify Corporation (NasdaqCM:AGFY) (“Agrify” or the “Company”), a developer of highly advanced and proprietary precision hardware and software cultivation solutions for the indoor agriculture marketplace, today announced financial results for the period ended June 30, 2021 (“Q2 2021”).

Q2 2021 Highlights

●	Revenue increased 203% to $11.8 million for Q2 2021 compared to $3.9 million for Q2 2020 and increased 69% sequentially from $7 million in Q1 2021

●	New bookings were $30.7 million for Q2 2021, which is the highest quarterly bookings total for the Company to date

●	Total backlog increased to $101.1 million from $82.2 million at the end of Q1 2021

●	Announced the first Agrify Total Turn-Key Solution (“Agrify TTK Solution”) customer partnership:

o	Signed a definitive agreement with Bud & Mary’s Cultivation, Inc. to install up to 1,200 of Agrify’s Vertical Farming Units (“VFUs”) at its 50,000-square-foot facility

o	The partnership is anticipated to generate an estimated $28 million in annual revenue, with up to $280 million expected in the next 10 years

●	Expanded and amplified partnerships with existing customers, including:

o	A $3.5 million purchase contract from WhiteCloud Botanicals to triple its current flower production canopy, addressing increased product demand in the growing Nevada market

▪	Contract to include new phases of facility design and build-out, 132 additional VFUs, and three years of recurring SaaS revenue for use of the Agrify Insights™ software platform

▪	WhiteCloud Botanicals will also feature the Agrify licensed brand Western Cultured, as well as its own proprietary brand, WhiteCloud, at multiple top-tier dispensaries across Nevada, such as Planet 13, Green Thumb, Shango, Jardin, and ShowGrow

o	An up to $2.5 million contract with Greenstone to complete construction of a 25,000-square-foot expansion of its Denver, Colorado facility

▪	Under the terms of the agreement, Agrify will provide construction loans at 18% APR, to be repaid over a 24-month period following commencement of operations

▪	The agreement includes an estimated $11 million in production-based fees and consulting services over a 10-year period, and an option on a second expansion phase for up to an additional $37 million

o	A $12 million contract with Nevada Holistic Medicine for the build-out of a 12,400-square-foot facility and an additional five years of SaaS revenue

Management Commentary

“We are very pleased to share that our Q2 revenue grew to a record $11.8 million, a year-over-year increase of 203%, and sequential growth of 69%,” said Raymond Chang, Chief Executive Officer of Agrify. “At the beginning of the year, we set out to achieve $40 million in top-line revenue, secure a partnership with a major MSO, and launch our latest technology, VFU 3.6. I am proud to report that we have already exceeded these goals, and we are well on our way to realizing our expanded full year 2021 revenue guidance of $48-$50 million.”

Mr. Chang added, “In the second quarter, we launched our Agrify TTK Solution with our first partner, Bud & Mary’s, representing potentially up to $280 million in revenue over the next 10 years. We also began the deployment of our most advanced VFU yet, version 3.6. Our decision to invest in our customers’ success is also contributing to our growth as we have expanded our engagements with our existing customer base, leading to an eightfold increase in the expected lifetime value of those relationships. As consistency and quality have become critical to our customers’ ability to grow their market share, our hardware and software solutions are proving ever more valuable to major players in the indoor agriculture space.”

Mr. Chang concluded, “We are pleased to report our bookings for Q2 2021 were $30.7 million and our backlog stood at $101.1 million at the end of the quarter, up 23% from $82.2 million at the end of Q1 2021. Looking ahead to the second half of this year, we are confident that we will achieve or even exceed our revised $48-$50 million revenue target for 2021. We believe the last half of 2021 also has the potential to shape our future in powerful ways as we are currently in advanced discussions with a number of other MSOs, and we are exploring partnerships with 10 TTK candidates across eight states. In addition to our organic growth, we aim to further expand our operations through strategic M&A, and we are in the final stages of performing due diligence on several exciting opportunities we hope to announce soon.”

Key Q3 2021 Developments, To Date

●	Established multi-year vertical farming research and development partnership with Curaleaf to study the impact of cultivation environment on plant health and harvest yields

●	Opened new cultivation and production facility, product showcase, and corporate office in Billerica, Massachusetts, following the Company’s receipt of a license for the cultivation and production of industrial hemp from the state

●	Launched Agrify University, a 3,500-square-foot state-of-the-art indoor vertical farming facility featuring Agrify’s latest technology and advanced cultivation methods, and an innovative, project-based learning program providing participants with in-classroom, on-site, and on-demand learning options

●	Announced the second Agrify TTK Solution customer partnership with True House Cannabis LLC, a partnership that is anticipated to generate an estimated $45.3 million in expected revenue in the next 10 years

2021 Outlook and Guidance

As a result of the continued strength of Agrify’s operations, the Company remains on track to achieve the upper target of its previously disclosed total revenue guidance of $48 to $50 million for the full year 2021.

Financial Summary

	Three Months Ended		Six Months Ended
(in $USD 000’s)	Jun. 30, 2021	Jun. 30, 2020	Jun. 30, 2021	Jun. 30, 2020
Total Revenue	11,825	3,908	18,833	4,921
Gross Profit (loss)	527	1,018	(13)	1,059
Gross Margin	4.5%	26%	(0.1%)	21.5%
Total Operating Expenses	5,955	3,456	11,911	6,946
Selling, general and administrative expenses	5,181	2,713	10,255	5,003
Research & Development	774	743	1,656	1,943
Net loss attributable to Agrify Corporation	(5,636)	(2,444)	(9,446)	(5,857)

Adjusted EBITDA

	Three Months Ended		Six Months Ended
(in $USD 000’s)	Jun. 30, 2021	Jun. 30, 2020	Jun. 30, 2021	Jun. 30, 2020
Pro Forma Adjusted Net Income (Loss)
Net loss from continuing operations	(5,636)	(2,444)	(9,446)	(5,857)
Interest expense (income), net	(55)	41	(23)	36
Other expenses	63	---	63	---
Depreciation and amortization	166	81	313	147
Gain on debt extinguishment	---	---	(2,685)	---
Loss from write-off	---	---	---	662
Stock-based compensation	931	542	3,066	603
Adjusted EBITDA	(4,531)	(1,780)	(8,712)	(4,409)

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net income (loss) provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.

To supplement our audited consolidated financial statements which are prepared in accordance with GAAP, we use “Adjusted EBITDA”, which is a non-GAAP financial measure. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures. Some of these limitations include:

We define Adjusted EBITDA as net income (loss) excluding interest expense, income taxes, depreciation and amortization, share-based compensation and other unusual and/or infrequent costs (i.e., change in fair value of derivatives liabilities, loss on debt extinguishment, one-time loss from write off and sale of fixed assets, costs associated with efforts to become public, acquisition related fees), which we do not consider in our evaluation of ongoing operating performance.

Conference Call

Agrify will host a conference call and webcast to review its financial results for the second quarter ended June 30, 2021, today, August 12, 2021 at 5:00 p.m. Eastern Time (ET). The call will be hosted by Raymond Chang, Chief Executive Officer and Niv Krikov, Chief Financial Officer.

The conference call will be webcast with an accompanying slide deck, which can be accessed by visiting Agrify’s investor relations website at ir.agrify.com. All interested parties are invited to listen to the live conference call and presentation by dialing the number below or by clicking the webcast link.

DATE:	Thursday, August 12, 2021
TIME:	5:00 p.m. ET
DIAL-IN NUMBER:	(844) 792-4409
WEBCAST	Click here to join
CONFERENCE ID:	1493498
REPLAY:	(855) 859-2056 or (404) 537-3406 Available until 08:00 p.m. ET Sunday, August 15, 2021 Replay Code: 1493498

About Agrify (NasdaqCM:AGFY)

Agrify is a developer of premium grow solutions for the indoor agriculture marketplace. The Company uses data, science, and technology to empower its customers to be more efficient, more productive, and more intelligent about how they run their businesses. Agrify’s highly advanced and proprietary hardware and software solutions have been designed to help its customers achieve the highest quality, consistency, and yield, all at the lowest possible cost. For more information, please visit Agrify’s website at www.agrify.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Agrify and other matters. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our revenue growth, profitability, the Agrify TTK Solution, our order backlog and sales pipeline, future prospects and financial performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that affect our business, including those described in our filings with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in our Annual Report on Form 10-K filed for the year ended December 31, 2020 with the SEC, which can be obtained on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this communication. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

Company Contacts

Agrify

Niv Krikov

Chief Financial Officer

niv.krikov@agrify.com

(617) 896-5240

Investor Relations

Rob Kelly

ir@mattio.com

(416) 992-4539

Media Contact

Renee Cotsis

renee@mattio.com

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